EXHIBIT 99.1

ACME Communications Announces Intent to Voluntarily Delist and Deregister Its Common Stock

SANTA ANA, Calif., Oct. 14, 2008 (GLOBE NEWSWIRE) – ACME Communications, Inc. (Nasdaq:ACME) announced today that it has notified the Nasdaq Stock Market of its intent to voluntarily delist its common stock from the Nasdaq Global Market, and that it intends to voluntarily deregister its common stock under the Securities Exchange Act of 1934 and cease filing reports with the Securities and Exchange Commission (the “SEC”).

The decision to voluntarily delist and deregister the common stock is a cost savings step that will reduce expenses associated with compliance efforts as well as listing fees, professional fees and other administrative costs. The common stock is thinly traded and the Company does not believe the benefits of having its common stock listed and registered outweigh the costs. Management believes the expense reductions will allow it to maximize shareholder value.

The Company anticipates that it will file with the SEC a Form 25 relating to the delisting of its common stock on or about October 24, 2008, with the delisting of its common stock to be effective ten days thereafter. Accordingly, the Company anticipates that the last day of trading of its common stock on the Nasdaq Global Market will be on Monday, November 3, 2008.

On the effective date of the delisting, the Company plans to file a Form 15 to deregister its common stock under Section 12 of the Securities Exchange Act of 1934. It is eligible to delist and deregister because it has fewer than 300 record holders of its common stock. Upon the filing of the Form 15, the Company’s obligation to file certain reports with the SEC, including Forms 10-K, 10-Q, and 8K, will immediately be suspended. The Company expects that the deregistration of its common stock will become effective 90 days after the date of filing of the Form 15 with the SEC.

The Company intends to continue reporting its quarterly and annual financial results in press releases and on its website, and to report to its shareholders in accordance with Delaware law and its Bylaws. The Company anticipates that following delisting its common stock will be quoted on the Pink Sheets(R), a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in the Company’s stock. However, the Company can give no assurance that trading in its stock will continue in the Pink Sheets or in any other forum. About ACME Communications

ACME Communications, Inc. owns and operates six television stations serving markets covering 2.2% of the nation’s television households. The Company’s stations are: KWBQ-TV and KASY-TV, Albuquerque-Santa Fe, NM; WBXX-TV, Knoxville, TN; WBDT-TV, Dayton, OH; WIWB-TV, Green Bay-Appleton, WI and WBUW-TV, Madison, WI. All of the Company’s stations, except KASY-TV, a MyNetworkTV affiliate, are affiliates of The CW Network. The Company also produces The Daily Buzz, a nationally syndicated morning news and lifestyle program which airs on more than 140 television stations across the country. The Company’s shares are traded on the NASDAQ Stock Market under the symbol: ACME.

CONTACT:    ACME Communications, Inc.
                        Tom Allen
                        714/245-9499

                        Brainerd Communicators, Inc.
                        Andres Ortega
                        212/986-6667